Exhibit 99.1

545 E. JOHN CARPENTER FREEWAY, SUITE 1300 IRVING, TX 75062 PH: 972-444-4900 F: 972-444-4949 WWW.FELCOR.COM NYSE: FCH

For Immediate Release:

FELCOR CLOSES $161 MILLION OF 4.95% MORTGAGE LOANS
AND REPAYS $167 MILLION OF DEBT
Continues balance sheet restructuring
Reduces interest expense and extend maturities
Increases number of unencumbered properties

IRVING, Texas, October 1, 2012 - FelCor Lodging Trust Incorporated (NYSE: FCH) today announced that it closed five single asset-mortgage loans totaling $160.8 million. The 10-year loans mature in 2022, bear an average fixed interest rate of 4.95% and are not cross-collateralized. The mortgage loans are secured by the Embassy Suites Hotels located in Birmingham, Napa Valley, Deerfield Beach, Ft. Lauderdale and Minneapolis.

A portion of the proceeds from the new loans were used to repay the 9.02% mortgage loan, which had an outstanding balance of $107 million and would otherwise mature in 2014. The repaid loan was secured by a pool of seven hotels, including four of the five hotels mortgaged to support the new loans. The remaining three hotels that secured the repaid loan (two of which are non-strategic) are now unencumbered.

FelCor also repaid the remaining $60 million balance of a CMBS loan using excess proceeds from the new loan and recent asset sales. This repaid loan, which would otherwise mature in 2013, was secured by five properties, of which one property now secures the new loan and four are now unencumbered. FelCor has no debt maturing through June 2014.

"These transactions illustrate our successful progress toward completely restructuring our balance sheet, including reducing our average interest rate and extending and staggering our debt maturity profile. The average interest rate on the new loans is more than 400 basis points lower than the repaid 9.02% loan, and we were able to unencumber seven hotels," said Andrew J. Welch, Executive Vice President and Chief Financial Officer."

About FelCor

FelCor, a real estate investment trust, owns a diversified portfolio of 69 primarily upper-upscale, full-service hotels that are located in major and resort markets throughout 22 states. FelCor partners with leading hotel companies to operate its diversified portfolio of hotels, which are flagged under globally recognized names such as, Doubletree®, Embassy Suites®, Fairmont®, Hilton®, Marriott®, Renaissance®, Sheraton®, Westin® and Holiday Inn®, and premier independent hotels in New York. Additional information can be found on the Company's Web site at www.felcor.com.

Contact:
Stephen A. Schafer
Vice President Strategic Planning & Investor Relations
(972) 444-4912 sschafer@felcor.com

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